John Hancock Funds, LLC 601 Congress Street Boston, MA 02210-2805
July 1, 2010
John Hancock Current Interest
     on behalf of John Hancock Money Market Fund (the “Fund”)
601 Congress Street
Boston, MA 02210-2805
To whom it may concern:
John Hancock Funds, LLC agrees to continue to limit the Fund’s 12b-1 fee on Class A shares to 0.15% of the Fund’s average daily net assets.
This limitation will continue until at least July 31, 2011.
Sincerely,
JOHN HANCOCK FUNDS, LLC

By:	/s/ Jeffrey H. Long
Jeffrey H. Long
Vice President, Finance